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This filing consists of a presentation by Genzyme Corporation regarding the Clayton Act, and Genzyme’s response to SEC comments, filed April 23, 2010, providing its analysis of the competitive overlap between Genzyme and Biogen oncology products.

Genzyme The Clayton Act Violation Caused by Icahn’s Nominees – the Facts Response to Icahn’s June 4 Filings 1

Summary Icahn recognizes explicitly the potential for a Clayton Act violation as a result of the election of his nominees The June 4 Icahn filing reads: “the Icahn Parties are unable to confirm that a violation would not occur if Drs. Denner and Mulligan were elected to the [Genzyme] Board” In his public filing, Icahn chooses to understate and ignore relevant competitive data The actual data shows a Clayton Act violation exists See the attached SEC filings and analysis Recusal is not a remedy under the Clayton Act – Icahn's suggestion that recusal creates a cure is false and misleading A violation of the Clayton Act cannot be overcome by a director not participating in discussions regarding the overlapping products The Clayton Act violation is in addition to and separate from our concerns about the business conflicts including Campath in MS / Biogen’s MS franchise 2

Icahn Accepts that Off-Label Sales Matter for Clayton Act Violations Prior Icahn position predicated on inaccurate assumption that competitive sales only occur in labeled indications Now, Icahn in his June 4th filing admits “there undoubtedly were some off-label US sales” And Icahn’s June 4th filing acknowledges that these off-label sales matter under the Clayton Act However, he does not include all the relevant data relating to off-label sales (nor does he capture sales in other relevant areas) 3

Icahn Substantially Understates the Level of Competition; the Data Clearly Show that a Violation Exists The Icahn “analysis” is predicated on 2009 sales of Rituxan in CLL being less than $93.2 million A March 19, 2010 UBS research report estimates such sales exceed $650 million The Icahn “analysis” asserts, without any substantive support, that the only competitive overlap is between Rituxan and Campath in CLL Rituxan also competes with Thymoglobulin in solid organ transplant, graft vs. host disease, and aplastic amenia ($199.57m worldwide sales) Campath in chronic lymphocytic leukemia, non-Hodgkin’s lymphoma, and solid organ transplant ($49.75m worldwide sales) Fludara in non-Hodgkin’s lymphoma, and chronic lymphocytic leukemia ($43.59m worldwide sales) Clolar in acute lymphoblastic leukemia ($29.26m worldwide sales) Leukine in non-Hodgkin’s lymphoma ($1.39m worldwide sales) Third party and Genzyme market research show that the Genzyme revenue from these products overlapping competitively with Rituxan exceeds $300 million worldwide, clearly exceeding the Clayton Act 2% de minimis threshold See attached letter to SEC, particularly Document A 4

Recusal not a Viable Strategy A violation of the Clayton Act cannot be overcome by a director not participating in discussions regarding the overlapping products The statute provides no ability to circumvent a violation through corporate governance steps 5

Section 8 of the Clayton Act Prohibits Individuals From Simultaneously Serving on Boards of Competitors The law provides that no person shall, at the same time, serve as a director in any two corporations where: The two corporations are “engaged in whole or in part in commerce” The two corporations are “by virtue of their business and location of operation, competitors, so that the elimination of competition by agreement between them would constitute a violation of any of the antitrust laws”; and Each of the corporations has “capital, surplus and undivided profits” aggregating more than $25,841,000 6

Important Information 7 On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company’s definitive proxy statement and other proxy materials before making any voting or investment decision because the definitive proxy statement and other proxy materials contain important information, including information about participants in the company’s solicitation of proxies. The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. Copies of the company’s definitive proxy statement and other proxy materials are available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835. This presentation contains quotes from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 WWW.ROPESGRAY.COM

April 23, 2010

Andrew J. Sung
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andrew.sung@ropesgray.com

VIA EDGAR AND HAND-DELIVERY

Mellissa Campbell Duru

Special Counsel

Office of Mergers and Acquisitions

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-3628

Re:          Genzyme Corporation

Amendment No. 3 to Preliminary Proxy Statement on Schedule 14A

Filed April 16, 2010

File No. 0-14680

Dear Ms. Duru,

On behalf of Genzyme Corporation, a Massachusetts corporation (the “Company” or “Genzyme”), we are writing in response to the comment letter, dated April 20, 2010 (the “Comment Letter”), of the staff of the Office of Mergers and Acquisitions (the “Staff”) of the Securities and Exchange Commission (the “Commission”) to the Company’s above-referenced amendment no. 3 to its preliminary proxy statement on Schedule 14A, filed on April 16, 2010 (“Amendment No. 3”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  For your convenience, a courtesy copy of this letter and the attached documents is being delivered to you.

For the convenience of the Staff’s review, we have set forth the comments contained in the Comment Letter in italics, followed by the response of the Company.  Capitalized terms used in this letter but not otherwise defined have the meanings assigned to them in Amendment No. 2.

General

1.                                      Please supplementally advise us of the basis for concluding that Biogen Idec’s Rituxan is a competitor product to the Genzyme drugs listed.  For example, as of December 31, 2009, were there any approved competitive indications for any Biogen Idec products that competed with Genzyme products?  Has the Food & Drug Administration provided an updated list of approved competitive indications?  Please provide such information supplementally.

Company Response:  The Company’s market data and analysis shows that the following products compete with Biogen Idec’s Rituxan in the following disease areas: (1) Campath in chronic lymphocytic leukemia, non-Hodgkin’s lymphoma and solid organ transplant; (2) Fludara in non-Hodgkin’s lymphoma and chronic lymphocytic leukemia; (3) Leukine in non-Hodgkin’s lymphoma; (4) Clolar in acute lymphoblastic leukemia; and (5) Thymoglobulin in solid organ transplant, graft vs. host disease and aplastic anemia.

Biogen Idec’s Rituxan

As shown in the enclosed product label excerpt (Document 1A), Biogen Idec’s Rituxan is approved in the U.S. for the treatment of non-Hodgkin’s lymphoma, chronic lymphocytic leukemia and rheumatoid arthritis.

As shown in the enclosed February 2007 article in Pharmacy Practice News (Document 1B), Biogen Idec’s Rituxan is also used off-label for solid organ transplant (transplant desensitization), acute lymphoblastic leukemia (also commonly referred to as acute lymphocytic leukemia), graft vs. host disease and aplastic anemia.

Genzyme Products

As shown in the enclosed product label excerpts (Document 1C & 1D), Genzyme’s Campath and Fludara are approved in the U.S. for the treatment of chronic lymphocytic leukemia.  Fludara is also approved outside of the U.S. for treatment of non-Hodgkin’s lymphoma.  As a representative example, we have provided a release from the Doctor’s Guide, dated November 28, 2001, showing Fludara is approved for non-Hodgkin’s lymphoma in Canada (Document 1E).  As shown in the enclosed product label excerpt (Document 1F), Genzyme’s Clolar is approved in the U.S. for the treatment of acute lymphoblastic leukemia.  As shown in the enclosed product label excerpt (Document 1G), Genzyme’s Thymoglobulin is approved in the U.S. for solid organ transplant.  Thymoglobulin is also approved outside of the U.S. for use in graft vs. host disease and aplastic anemia.  As a representative example, we have provided an excerpt of the Thymoglobulin product label for Japan (Document 1H).

The Company also confirms that Campath is used off-label for non-Hodgkin’s lymphoma and solid organ transplant, Leukine is used off-label for non-Hodgkin’s lymphoma, Fludara is used off-label in the U.S. for non-Hodgkin’s lymphoma, and Thymoglobulin is used off-label in the U.S. for graft vs. host disease and aplastic anemia.  The Company is supplementally providing the Staff support for the foregoing off-label information.

2.                                      We refer to response 2 of your letter dated April 16, 2010.  Please provide supplementally the specific source of data regarding the revenue of Genzyme’s competitive products and Biogen Idec’s competitive product to further support the conclusion that competitive indications were well in excess of the thresholds referenced.  Where the basis of support is other documents such as the market data you reference, please provide either complete copies of the documents or sufficient pages of information so that we can assess the context of the information upon which you rely.  Mark any supporting documents provided to identify the specific information relied upon, such as quoted statements, financial statement line items, press releases, and mathematical computations, and identify the sources of all data utilized.

Company Response:

Biogen Idec’s Rituxan

As shown in the enclosed excerpts from Biogen Idec’s annual report on Form 10-K for the year ended December 31, 2009 (Document 2A), Biogen Idec’s total revenues in 2009 were $4.377 billion.  Accordingly, 4% of its total 2009 sales is $175.1 million.  Also as shown in the enclosed excerpts from Biogen Idec’s annual report, Biogen Idec’s recorded Rituxan revenue in 2009 was $1.029 billion (excluding revenue booked for reimbursement of U.S. selling and distribution expenses).  As disclosed in Biogen Idec’s annual report, Biogen Idec collaborates with the Roche Group on the commercialization of Rituxan, and Biogen Idec’s $1.029 billion in recorded Rituxan revenue represents a combination of its share of co-promotion profits in the U.S. and royalties it receives on sales outside of the U.S.  As shown in the enclosed excerpt from a Credit Suisse report on Roche, dated March 17, 2010 (Document 2B), Roche’s 2009 Rituxan revenues for rheumatoid arthritis were $826.0 million, compared to revenues for oncology indications of $4.759 billion.  Applying the same ratio to Biogen Idec’s $1.029 billion in Rituxan revenues results in approximately $152.2 million of Biogen Idec’s Rituxan revenues generated from the treatment of rheumatoid arthritis.  The remaining $877.1 million of Biogen’s 2009 Rituxan revenues can be attributed to oncology indications, such as chronic lymphocytic leukemia, non-Hodgkin’s lymphoma and acute lymphoblastic leukemia, and other competitive off-label uses, such as solid organ transplant, graft vs. host disease and aplastic anemia.  Because Biogen does not provide public disclosure of Rituxan revenues by indication or use, the Company cannot specify the exact amount of Rituxan revenues for each of the competitive indications.  However, based on the analysis above, the Company has reasonably concluded that the majority of Rituxan revenues are generated from its chronic lymphocytic leukemia, non-Hodgkin’s lymphoma and off-label uses.  Even a conservative estimate would place Rituxan competitive sales well above the 4% threshold of $175.1 million for Clayton Act purposes.

Genzyme Products

As shown in the enclosed excerpt from Genzyme’s annual report on Form 10-K for the year ended December 31, 2009 (Document 2C), Genzyme’s total 2009 sales were $4.52 billion.  Accordingly, 2% of its total 2009 sales is $90.3 million.  The Company confirms that Genzyme’s total 2009 sales of products competing with Rituxan exceeded the 2% threshold.  The Company is supplementally providing the Staff support for the Genzyme product sales information.

3.                                      We note your responses to prior comments 1 and 2.  Support for each statement or assertion of opinion or belief must be self-evident, disclosed in the proxy materials, or provided to the staff on a supplemental basis.  Please confirm that the company and/or its representatives will set forth the basis for any statements they make in future communications, whether oral or written, if such soliciting communications allege the possible applicability of Section 8 of the Clayton Act.

Company Response:  The Company confirms that it and/or its representatives will set forth the basis for any statements they make in future communications, whether oral or written, if such soliciting communications allege the possible applicability of Section 8 of the Clayton Act.

*    *    *

Please be advised that, in connection with the Comment Letter and the Company’s responses thereto, the Company hereby acknowledges, on behalf of itself and the participants in its solicitation, the Staff’s position that (i) the participants are responsible for the adequacy and accuracy of the disclosure in the above-referenced filings, (ii) the Staff’s comments or changes to disclosure in response to the Staff’s comments do not foreclose the Commission from taking any action with respect to the above-referenced filings, and (iii) the participants may not assert the Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

We hope that the foregoing has been responsive to the Staff’s comments.  Should you have any questions relating to the foregoing, please contact the undersigned at (617) 951-7961.

Best regards,

/s/ Andrew J. Sung

Andrew J. Sung
Ropes & Gray LLP

Enclosures

DOCUMENT 1A

DOCUMENT 1A 1.14.2.3 Final Labelling Text HIGHLIGHTS OF PRESCRIBING INFORMATION These highlights do not include all the information needed to use Rituxan safely and effectively. See full prescribing information for Rituxan. Rituxan (rituximab) Injection for Intravenous Use Initial U.S. Approval: 1997 WARNING: FATAL INFUSION REACTIONS, TUMOR LYSIS SYNDROME (TLS), SEVERE MUCOCUTANEOUS REACTIONS, and PROGRESSIVE MULTIFOCAL LEUKOENCEPHALOPATHY (PML) See full prescribing information for complete boxed warning. • Fatal infusion reactions within 24 hours of Rituxan infusion occur: approximately 80% of fatal reactions occurred with first infusion. Monitor patients and discontinue Rituxan infusion for severe reactions (5.1). • Tumor lysis syndrome (5.2). • Severe mucocutaneous reactions, some with fatal outcomes (5.3). • PML resulting in death (5.4). RECENT MAJOR CHANGES Indications and Usage, CLL (1.2) 01/2010 Indications and Usage, RA (1.3) 10/2009 Indications and Usage, Limitations of Use (1.4) 01/2010 Dosage and Administration, CLL (2.3) 01/2010 Dosage and Administration, RA (2.5) 10/2009 Dosage and Administration, Recommended Concomitant Medications (2.6) 10/2009 Warnings and Precautions, Infusion Reactions (5.1) 10/2009 Warnings and Precautions, Infections (5.6) 01/2010 Warnings and Precautions, Renal (5.8) 01/2010 Warnings and Precautions, Immunization (5.10) 09/2009 Warnings and Precautions, Laboratory Monitoring (5.11) 01/2010 Warnings and Precautions, Use in RA Patients Who Have 10/2009 Not Had Prior IR to TNF antagonists (5.13) INDICATIONS AND USAGE Rituxan is a CD20-directed cytolytic antibody indicated for the treatment of patients with: • Non-Hodgkin’s Lymphoma (NHL) (1.1) • Chronic Lymphocytic Leukemia (CLL) (1.2) • Rheumatoid Arthritis (RA) in combination with methotrexate in adult patients with moderately-to severely-active RA who have inadequate response to one or more TNF antagonist therapies (1.3) Limitations of Use: Rituxan is not recommended for use in patients with severe, active infections (1.4) DOSAGE AND ADMINISTRATION DO NOT ADMINISTER AS IV PUSH OR BOLUS. • The dose for NHL is 375 mg/m(2) (2.2). • The dose for CLL is 375 mg/m(2) in the first cycle and 500 mg/m(2) in cycles 2-6, in combination with FC, administered every 28 days (2.3). • The dose as component of Zevalin® (Ibritumomab tiuxetan) Therapeutic Regimen is 250 mg/m(2) (2.4). • The dose for RA in combination with methotrexate is two-1000 mg IV infusions separated by 2 weeks (one course) every 24 weeks or based on clinical evaluation, but not sooner than every 16 weeks. Methylpredinisolone 100 mg IV or equivalent glucocorticoid is recommended 30 minutes prior to each infusion (2.5). DOSAGE FORMS AND STRENGTHS • 100 mg/10 ml. and 500 mg/50 ml. solution in a single-use vial (3). CONTRAINDICATIONS None. WARNINGS AND PRECAUTIONS • Tumor lysis syndrome—administer aggressive intravenous hydration, anti-hyperuricemic agents, and monitor renal function (5.2). • PML - monitor neurologic function. Discontinue Rituxan (5.4). • Hepatitis B reactivation with fulminant hepatitis, sometimes fatal—screen high risk patients and monitor HBV carriers during and several months after therapy. Discontinue Rituxan if reactivation occurs (5.5). • Infections - withhold Rituxan and institute appropriate anti-infective therapy • Cardiac arrhythmias and angina can occur and can be life threatening Monitor patients with these conditions closely (5.7). • Bowel obstruction and perforation - evaluate complaints of abdominal pain (5.9). • Do not administer live virus vaccines prior to or during Rituxan (5.10). • Monitor CBC at regular intervals for severe cytopenias (5.11,6.1). ADVERSE REACTIONS • Lymphoid Malignancies: Common adverse reactions (>25%) in clinical trials of NHL were: infusion reactions, fever, lymphopenia, chills, infection and asthenia. Common adverse reaction (>25%) in clinical trials of CLL were: infusion reactions and neutropenia (6.1). • Rheumatoid Arthritis (RA) - Common adverse reactions (>10%) in clinical trials: upper respiratory tract infection, nasopharyngitis, urinary tract infection, and bronchitis (6.2). Other important adverse reactions include infusion reactions, serious infections, and cardiovascular events (6.2). To report SUSPECTED ADVERSE REACTIONS, contact Genentech at 1-888-835-2555 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch. DRUG INTERACTIONS • Renal toxicity when used in combination with cisplatin (5.8). USE IN SPECIFIC POPULATIONS • Pregnancy: Limited human data: B-cell lymphocytopenia occurred in infants exposed in utero (8.1). • Nursing Mothers: Caution should be exercised when administered to a nursing woman (8.3). • Geriatrie Use: In CLL patients older than 70 years of age, exploratory analyses suggest no benefit with the addition of Rituxan to FC (8.5). See 17 for PATIENT COUNSELING INFORMATION and Medication Guide. Revised: 02/2010

DOCUMENT 1B

ISSUE: FEBRUARY, 2007 | VOLUME: 34:02	printer friendly | email this article | 0 comments

Increased Rituximab Use Found Appropriate, but Coding May Not Be

Sarah Tilyou

ANAHEIM, CALIF.—A recent study by investigators in Chicago found widened use of rituximab mostly supported by emerging evidence. However, coding may not accurately reflect specific uses in some cases, and this may have reimbursement implications for this expensive monoclonal antibody.

Since it was first approved for oncology, use of rituximab (Rituxan, Genentech) has broadened into the hematology, rheumatology and transplant arenas. After seeing tremendous growth in rituximab use over the past two years, investigators at Northwestern Memorial Hospital took a closer look at how it’s being used. Rituximab accounted for an increasing percentage of overall chemotherapy purchases at Northwestern Memorial Hospital between 2000 and 2006 (Figure).

Until 2004, rituximab purchases were fairly stable, but between 2004 and 2005 they increased 78% at the hospital, and between 2005 and 2006 they increased 54%. At the same time, overall rituximab sales in the United States grew by double-digit percentages. John Esterly, a PharmD candidate, and his colleagues conducted a drug use evaluation (DUE) to assess the appropriateness of the increased rituximab use. To identify the indications for use of rituximab, they retrospectively reviewed the charts of inpatients who had received at least one rituximab dose during an eight-month period between September 2005 and April 2006 (n=105). They reviewed the records to find documented indications and compared them to the final assigned diagnosis-related groups (DRGs). They also used PubMed, relevant treatment guidelines and ClinicalTrials.gov to assess the validity of the indications.

Presenting their results at the student poster session of the American Society of Health-System Pharmacists Midyear Clinical Meeting, the investigators reported that while 35% of the rituximab use was for FDA-approved non-Hodgkin’s lymphoma (NHL) indications (diffuse large B-cell CD20+ NHL and relapsed or refractory low-grade or follicular CD20+ B-cell NHL), 65% of the use was for off-label indications (Table, end of story).

However, they found that most of the off-label use was supported by existing evidence and guidelines. Published evidence supporting the hospital’s rituximab use (approved and off-label) was level A (existence of at least one published prospective, randomized, controlled trial) for 55% of use, level B (existence of at least one published prospective, non-randomized clinical trial) for 43% of use and level C (existence of at least one published cohort study, case—control study or case series) for 2% of use. In addition, for 10 of the 16 indications for which they used the drug, national guidelines listed rituximab as a treatment option. One patient was treated for an indication (aplastic anemia) that had a level of evidence of C and no guideline supporting it.

In addition, according to ClinicalTrials.gov, rituximab was being studied for 15 of the 16 indications. In fact, of the 229 rituximab studies listed at ClinicalTrials.gov, 90 were devoted to observed off-label indications. The only one of the 16 indications without a study was off-label: refractory autoimmune hemolytic anemia.

The investigators concluded that these results “document rituximab’s evolution as a treatment option.” One of the investigators, William Budris, RPh, drug information pharmacist at Northwestern Memorial Hospital, told Pharmacy Practice News in an interview, “In this first-pass type of DUE, we looked at the very basic level of information of how [rituximab] was being used. When we looked at the published evidence and guidelines, we could see that there was at least some basis for these off-label uses.”

Coding Variations

The investigators also uncovered variance in patient DRG code assignments that might ultimately have implications for reimbursement. For example, among the 37 patients who received rituximab for the FDA-approved NHL indications (two indications at the time of the study), nine different final DRG codes were assigned, and for one patient, no code was used.

Mr. Budris pointed out that this finding suggests that coding for patients receiving rituximab should be reviewed to assess impact on reimbursement. Optimal DRG coding is particularly important for patients needing such high-cost drugs. He said, “There may be explanations for the variations in coding, but it needs to go to the next level of investigation to get reassurance for the institution’s sake. Since patient chart entries are the basis for coding, one question is whether those entries are adequate, or are being overlooked or misinterpreted. We also might look for this same pattern with other high-expenditure drugs. The next step would be accounting for the coding variations and seeing if they had an impact on reimbursement. If there was a problem with reimbursement, we’d probably start looking similarly at some other big-ticket items.” In addition, he said, “there is also the other matter of the status of reimbursement for off-label indications.”

Mr. Budris suggested that “this DUE is a ‘trip wire’ for our institution and others to investigate further. Other hospitals may have different patient populations and patterns of use. They need to look at their overall use and at their off-label use to see if it is supported, and then look at the coding issue.”

Asked to comment on the reimbursement findings in the study, Mary Lou Bowers, MBA, president and chief executive officer of the pritchard group, LLC, a Rockville, Md.-based consultant firm that specializes in reimbursement issues, commented that the study “highlights a potential problem and new skill set required of pharmacists.” Hospitals, she explained, “face increasing pressure to use new drug therapies to solve difficult and incurable diseases before payment is assured.” Although in some clinical trials, “there is payment through the manufacturer,” she noted, “often there is limited or no coverage from a patient’s insurance.”

That coverage gap presents a challenge not just for the patient, but for the pharmacist and hospital as well, Ms. Bowers stressed. “Many patients could face hospital bills which they have no ability to pay and many hospitals will be unable to collect anything for their care,” she noted. “Pharmacists will increasingly need to understand coverage issues and work with physicians in determining which drug therapy might be best but also which one gets paid.”

Table. Rituximab Indications

FDA-Approved Indications

•  Relapsed or refractory low-grade or follicular, CD20+, B-cell NHL

•  Diffuse large B-cell, CD20+, NHL in combination with CHOP or other anthracycline-based chemotherapy regimens

•  In combination with methotrexate to reduce signs and symptoms in adult patients with moderately to severely active RA with inadequate response to one or more TNF antagonists*

•  First-line treatment in combination with CVP therapy for patients with follicular, CD20+ B-cell NHL and first-line treatment in combination with CHOP for patients with diffuse large B-cell, CD20+, NHL†

Recognized Off-Label Uses

•  Acquired blood factor deficiency

•  Chronic lymphocytic leukemia

•  Refractory autoimmune hemolytic anemia

•  Corticosteroid-refractory thrombocytopenic purpura

•  Mantle cell leukemia

•  Newly diagnosed or relapsed/refractory low-grade NHL in combination with other chemotherapy*

•  Intermediate- or high-grade NHL*

•  In vivo purging agent as part of the cytoreductive regimen during PBSC mobilization or as adjuvant immunotherapy following PBSC transplantation for NHL*

•  Transplant desensitization

Other Off-Label Uses

•  Acute lymphocytic leukemia

•  Aplastic anemia

•  Burkitt’s lymphoma

•  Castleman’s disease

•  CNS lymphoma

•  Graft vs. host disease

•  Post-transplant lymphoproliferative disorder

•  Systemic lupus erythematosus

Key

CHOP, cyclophosphamide, adriamycin (hydroxydaunorubicin), vincristine (Oncovin; Lilly), prednisone; CVP, cyclophosphamide and vincristine; NHL, non-Hodgkin’s lymphoma; PBSC, peripheral blood stem cell; RA, rheumatoid arthritis; TNF, tumor necrosis factor

* Rituximab is used for this indication but not at Northwestern Memorial during the study period.

†This indication was not approved at the time of study.

DOCUMENT 1C

DOCUMENT 1C HIGHLIGHTS OF PRESCRIBING INFORMATION These highlights do not include all the information needed to use Campath safely and effectively. See full prescribing information for Campath. Campath® (alemtuzumab) Injection for intravenous use Initial U.S. Approval: 2001 WARNING: CYTOPENIAS, INFUSION REACTIONS, and INFECTIONS See full prescribing information for complete boxed warning. Serious, including fatal, cytopenias, infusion reactions and infections can occur (5.1 - 5.3). • Limit doses to 30 mg (single) and 90 mg (cumulative weekly); higher doses increase risk of pancytopenia (2.1). • Escalate dose gradually and monitor patients during infusion. Withhold therapy for Grade 3 or 4 Infusion reactions (5.2). • Administer prophylaxis against Pneumocystis jiroveci pneumonia (PCP) and herpes virus infections (2.2, 5.3). RECENT MAJOR CHANGES Warnings and Precautions (5.3) 3/2009 INDICATIONS AND USAGE Campath is a CD52-directed cytolytic antibody indicated as a single agent for the treatment of B-cell chronic lymphocytic leukemia (B-CLL) (1). DOSAGE AND ADMINISTRATION • Administer as an IV infusion over 2 hours (2.1). • Escalate to recommended dose of 30 mg/day three times per week for 12 weeks (2.1). • Premedicate with oral antihistamine and acetaminophen prior to dosing (2.2). DOSAGE FORMS AND STRENGTHS 30 mg/1 mL single use vial (3). CONTRAINDICATIONS None (4). WARNINGS AND PRECAUTIONS Cytopenias: • Obtain complete blood counts (CBC) and plated counts at weekly intervals during therapy and CD4 counts after therapy until recovery to > 200 cells/µL (5.4). • Discontinue for autoimmune or severe hematologic adverse reactions (5.1). Infections: • Campath induces severe and prolonged lymphopenia and increases risk of infection. If a serious infection occurs, withhold treatment until infection resolves (5.3). • Do not administer live viral vaccines to patients who have recently received Campath (5.5). ADVERSE REACTIONS Most common adverse reactions (> 10%): cytopenias, infusion reactions, cytomegalovirus (CMV) and other infections, nausea, emesis, diarrhea, and insomnia (6). To report SUSPECTED ADVERSE REACTIONS, contact Genzyme Corporation at 1-877-4-CAMPATH (1-877-422-6728) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch See 17 for PATIENT COUNSELING INFORMATION Revised: 8/2009 FULL PRESCRIBING INFORMATION: CONTENTS* WARNING: CYTOPENIAS, INFUSION REACTIONS, and INFECTIONS 1 INDICATIONS AND USAGE 2 DOSAGE AND ADMINISTRATION 2.1 Dosing Schedule and Administration 2.2 Recommended Concomitant Medications 2.3 Dose Modification 2.4 Preparation and Administration 2.5 Incompatibilities 3 DOSAGE FORMS AND STRENGTHS 4 CONTRAINDICATIONS 5 WARNINGS AND PRECAUTIONS 5.1 Cytopenias 5.2 Infusion Reactions 5.3 Immunosuppression/Infections 5.4 Laboratory Monitoring 5.5 Immunization 6 ADVERSE REACTIONS 6.1 Clinical Trials Experience 6.2 Immunogenicity 6.3 Postmarketing Experience 7 DRUG INTERACTIONS 8 USE IN SPECIFIC POPULATIONS 8.1 Pregnancy 8.3 Nursing Mothers 8.4 Pediatric Use 8.5 Geriatric Use 10 OVERDOSAGE 11 DESCRIPTION 12 CLINICAL PHARMACOLOGY 12.1 Mechanism of Action 12.3 Pharmacokinetics 13 NONCLINICAL TOXICOLOGY 13.1 Carcinogenesis, Mutagenesis, Impairment of Fertility 14 CLINICAL STUDIES 14.1 Previously Untreated B-CLL Patients 14.2 Previously Treated B-CLL Patients 15 REFERENCES 16 HOW SUPPLIED/STORAGE AND HANDLING 17 PATIENT COUNSELING INFORMATION * Sections or subsections omitted from the full prescribing information are not listed. DOCUMENT 1D FPO 6700101 Fludara® (fludarabine phosphate) FOR INJECTION FOR INTRAVENOUS USE ONLY Fix Only WARNING: FLUDARA FOR INJECTION should be administered under the supervision of a qualified physician experienced in the use of antineoplastic therapy, FLUDARA FOR INJECTION can severely suppress bone marrow function. When used at high doses in dose-ranging studies in patients with acute leukemia, FLUDARA FOR INJECTION was associated with severe neurologic effects, including blindness, coma, and death. This severe central nervous system toxicity occurred in 36% of patients treated with doses approximately four times greater (96 mg/m2/day for 5-7 days) than the recommended dose. Similar severe central nervous system toxicity has been rarely (<0.2%) reported in patients treated at doses in the range of the dose recommended for chronic lymphocytic leukemia. Instances of life-threatening and sometimes fatal autoimmune phenomena such as hemolytic anemia, autoimmune thrombocytopenia/thrombocytopnric purpura (ITP), Evan’s syndrome, and acquired hemophilia have been reported to occur after one or more cycles of treatment with FLUDARA FOR INJECTION. Patients undergoing treatment with FLUDARA FOR INJECTION should be evaluated and closely monitored for hemolysis. In a clinical investigation using FLUDARA FOR INJECTION in combination with pentostatin (deoxycoformycin) for the treatment of refractory chronic lymphocytic leukemia (CLL), there was an unacceptably high incidence of fatal pulmonary toxicity. Therefore, the use of FLUDARA INJECTION in combination with pentostatin is not recommended. DESCRIPTION FLUDARA FOR INJECTION contains fludarabine phosphate, a fluorinated nucleotide analog of the antiviral agent vidarabine, a-B-D-arabinofuranosyladenine (ara-A) that is relatively resistant to deaminstion by adenosine deaminase. Each vial of sterile lyophilized solid cake contains 50 mg of the active ingredient fludarabine phosphate, 50 mg of mannitol, and sodium hydroxide to adjust pH to 7.7. the pH range for the final product is 7.2-8.2. Reconstitution with 2 mL of Sterile Water for Injection USP results in a solution containing 25 mg/mL of fludarabine phosphate intended for intravenous administration. The chemical name for fludarabine phosphate is 9H-Purin-6-amine, 2-fluoro-9-(5-0-phosphono-D-arabinofuranosyl) (2-fluoro-ara-AMP). The molecular formula of fludarabine phosphate is C10H13FN5O7P (MW 365.2) and the structure is: CLINICAL PHARMACOLOGY Fludarabine phosphate is rapidly dephosphorylated to 2-fluoro-ara-A and then phosphorylated intracellularly by deoxycytidine kinase to the active triphosphate, 2-fluoro-ara-ATP. This metabolite appears to act by inhibiting DNA polymerase alpha, ribonucleotide reductase and DNA primase, thus inhibiting DNA synthesis. The mechanism of action of this antimetabolite is not completely characterized and may be multi-faceted. Phase I studies in humans have demonstrated that fludarabine phosphate is rapidly converted to the active metabolite, 2-fluoro-ara-A, within minutes after intravenous infusion. Consequently, clinical pharmacology studies have focused an 2-fluoro-ara-A pharmacokinetics. After the five daily doses of 25 mg 2-fluoro-ara-AMP/m2 to cancer patients infused over 30 minutes, 2-fluoro-ara-A concentrations show a moderate accumulation . During a-5-day treatment schedule, 2-fluoro-ara-A plasma trough levels increased by a factor of about 2. The terminal half-life of 2-fluoro-ara-A was estimated as approximately 20 hours. In vitro, plasma protein binding of fludarabine ranged between 19% and 29%. A correlation was noted between the degree of absolute granulocyte count nadir and increased ara under the concentration x time curve (AUC). Special Populations Pediatric Patienta Limited pharmacokinetic data for FLUDARA FOR INJECTION are available from a published study of children (ages 1-21 years) with refractory acute leukemias or solid tumors (Children’s Cancer Group Study 097). When FLUDARA FOR INJECTION was administered as a loading dose over 10 minutes immediately followed by a 5-day continuous infusion, steady-state conditions were reached early. Patients with Renal Impairment The total body clearance of the principal metabolite 2-fluoro-ara-A correlated with the creatinine clearance, indicating the importance of the renal excretion pathway for the elimination of the drug. Renal derange represents approximately 40% of the total body clearance. Patients with moderate renal impairment (17-41 mL/min/m2) receiving 20% reduced Fludara dose had a similar exposure (AUC; 21 versus 20 nM.h/ML) compared to patients with normal renal function receiving the recommended dose. The mean total body clearance was 172 mL/min for normal and 124mL/min for patients with moderately impaired renal function. Clinical Studies Two Single-arm open-label studies of FLUDARA FOR INJECTION have been conducted in adult patients with CLL refractory to at least one prior standard alkylating-agent containing regimen. In a study conducted by M.D. Anderson Cancer Center (MDAH), 48 patients were treated with a dose of 22-40 mg/m2 daily for 5 days every 28 days. Another study conducted by the Southwest Oncology Group (SWOG) involved 31 patients treated with a dose of 15-25 mg/m2 daily for 5 days every 28 days. The overall objective response rates were 48% and 32% in the MDAH and SWOG studies. respectively. The complete response rate in both studies was 13%; the partial response rate was 35% in the MDAH study and 19% in the SWOG study These response rates were obtained using standardized response criteria developed by the National Cancer Institute CLL Working Group3 and were achieved in heavily pre-treated patients. The ability of FLUDARA FOR INJECTION to induce a significant rate of response in refractory patients suggests minimal cross-resistance with commonly used anti-CLL agents. The median time to response in MDAH and SWOG studies was 7 weeks (range of 1 to 68 weeks) and 21 weeks (range of 1 to 53 weeks) respectively. The median duration of disease control was 91 weeks (MDAH) and 65 weeks (SWOG). The median survival of all refractory CLL patients treated with FLUDARA FOR INJECTION was 43 weeks and 52 weeks in the MDAH and SWOG studies, respectively. Raj stage improved to Stage II or better in 7 of 12 MDAH responders (58%) and in 5 of 7 SWOG, responders (71%) who were stage III or IV at baseline, In the combined studies, mean hemoglobin concentration improved from 9.0 g/dL at baseline to 11.8 g/dL at the time of response in a subgroup of anemic patients. Similarly, average platelet count improved from 63,500/mm3 to 103,300/mm3 at the time of response in a subgroup of patients who were thrombocytopenia at baseline. INDICATIONS AND USAGE FLUDARA FOR INJECTION is indicated for the treatment of adult patients with B cell chronic lymphocytic leukemia (CLL) who have hot responded to or whose disease has progressed during treatment with at least one standard alkylating-agent containing regimen. The safety and effectiveness of FLUDARA FOR INJECTION in previously untreated on non-refractory patients with CLL have not been established. CONTRAINDICATIONS. FLUDARA FOR INJECTION is contraindicated in those patients who are hypersensitive to this drug or its components.

DOCUMENT 1D

DOCUMENT 1D FPO 6700101 Fludara® (fludarabine phosphate) FOR INJECTION FOR INTRAVENOUS USE ONLY Fix Only WARNING: FLUDARA FOR INJECTION should be administered under the supervision of a qualified physician experienced in the use of antineoplastic therapy, FLUDARA FOR INJECTION can severely suppress bone marrow function. When used at high doses in dose-ranging studies in patients with acute leukemia, FLUDARA FOR INJECTION was associated with severe neurologic effects, including blindness, coma, and death. This severe central nervous system toxicity occurred in 36% of patients treated with doses approximately four times greater (96 mg/m2/day for 5-7 days) than the recommended dose. Similar severe central nervous system toxicity has been rarely (<0.2%) reported in patients treated at doses in the range of the dose recommended for chronic lymphocytic leukemia. Instances of life-threatening and sometimes fatal autoimmune phenomena such as hemolytic anemia, autoimmune thrombocytopenia/thrombocytopnric purpura (ITP), Evan’s syndrome, and acquired hemophilia have been reported to occur after one or more cycles of treatment with FLUDARA FOR INJECTION. Patients undergoing treatment with FLUDARA FOR INJECTION should be evaluated and closely monitored for hemolysis. In a clinical investigation using FLUDARA FOR INJECTION in combination with pentostatin (deoxycoformycin) for the treatment of refractory chronic lymphocytic leukemia (CLL), there was an unacceptably high incidence of fatal pulmonary toxicity. Therefore, the use of FLUDARA INJECTION in combination with pentostatin is not recommended. DESCRIPTION FLUDARA FOR INJECTION contains fludarabine phosphate, a fluorinated nucleotide analog of the antiviral agent vidarabine, a-D-arabinofuranosyladenine (ara-A) that is relatively resistant to deaminstion by adenosine deaminase. Each vial of sterile lyophilized solid cake contains 50 mg of the active ingredient fludarabine phosphate, 50 mg of mannitol, and sodium hydroxide to adjust pH to 7.7. the pH range for the final product is 7.2-8.2. Reconstitution with 2 mL of Sterile Water for Injection USP results in a solution containing 25 mg/mL of fludarabine phosphate intended for intravenous administration. The chemical name for fludarabine phosphate is 9H-Purin-6-amine, 2-fluoro-9-(5-0-phosphono-D-arabinofuranosyl) (2-fluoro-ara-AMP). The molecular formula of fludarabine phosphate is C10H13FN5O7P (MW 365.2) and the structure is: CLINICAL PHARMACOLOGY Fludarabine phosphate is rapidly dephosphorylated to 2-fluoro-ara-A and then phosphorylated intracellularly by deoxycytidine kinase to the active triphosphate, 2-fluoro-ara-ATP. This metabolite appears to act by inhibiting DNA polymerase alpha, ribonucleotide reductase and DNA primase, thus inhibiting DNA synthesis. The mechanism of action of this antimetabolite is not completely characterized and may be multi-faceted. Phase I studies in humans have demonstrated that fludarabine phosphate is rapidly converted to the active metabolite, 2-fluoro-ara-A, within minutes after intravenous infusion. Consequently, clinical pharmacology studies have focused an 2-fluoro-ara-A pharmacokinetics. After the five daily doses of 25 mg 2-fluoro-ara-AMP/m2 to cancer patients infused over 30 minutes, 2-fluoro-ara-A concentrations show a moderate accumulation . During a-5-day treatment schedule, 2-fluoro-ara-A plasma trough levels increased by a factor of about 2. The terminal half-life of 2-fluoro-ara-A was estimated as approximately 20 hours. In vitro, plasma protein binding of fludarabine ranged between 19% and 29%. A correlation was noted between the degree of absolute granulocyte count nadir and increased ara under the concentration x time curve (AUC). Special Populations Pediatric Patienta Limited pharmacokinetic data for FLUDARA FOR INJECTION are available from a published study of children (ages 1-21 years) with refractory acute leukemias or solid tumors (Children’s Cancer Group Study 097). When FLUDARA FOR INJECTION was administered as a loading dose over 10 minutes immediately followed by a 5-day continuous infusion, steady-state conditions were reached early. Patients with Renal Impairment The total body clearance of the principal metabolite 2-fluoro-ara-A correlated with the creatinine clearance, indicating the importance of the renal excretion pathway for the elimination of the drug. Renal derange represents approximately 40% of the total body clearance. Patients with moderate renal impairment (17-41 mL/min/m2) receiving 20% reduced Fludara dose had a similar exposure (AUC; 21 versus 20 nM.h/ML) compared to patients with normal renal function receiving the recommended dose. The mean total body clearance was 172 mL/min for normal and 124mL/min for patients with moderately impaired renal function. Clinical Studies Two Single-arm open-label studies of FLUDARA FOR INJECTION have been conducted in adult patients with CLL refractory to at least one prior standard alkylating-agent containing regimen. In a study conducted by M.D. Anderson Cancer Center (MDAH), 48 patients were treated with a dose of 22-40 mg/m2 daily for 5 days every 28 days. Another study conducted by the Southwest Oncology Group (SWOG) involved 31 patients treated with a dose of 15-25 mg/m2 daily for 5 days every 28 days. The overall objective response rates were 48% and 32% in the MDAH and SWOG studies. respectively. The complete response rate in both studies was 13%; the partial response rate was 35% in the MDAH study and 19% in the SWOG study These response rates were obtained using standardized response criteria developed by the National Cancer Institute CLL Working Group3 and were achieved in heavily pre-treated patients. The ability of FLUDARA FOR INJECTION to induce a significant rate of response in refractory patients suggests minimal cross-resistance with commonly used anti-CLL agents. The median time to response in MDAH and SWOG studies was 7 weeks (range of 1 to 68 weeks) and 21 weeks (range of 1 to 53 weeks) respectively. The median duration of disease control was 91 weeks (MDAH) and 65 weeks (SWOG). The median survival of all refractory CLL patients treated with FLUDARA FOR INJECTION was 43 weeks and 52 weeks in the MDAH and SWOG studies, respectively. Raj stage improved to Stage II or better in 7 of 12 MDAH responders (58%) and in 5 of 7 SWOG, responders (71%) who were stage III or IV at baseline, In the combined studies, mean hemoglobin concentration improved from 9.0 g/dL at baseline to 11.8 g/dL at the time of response in a subgroup of anemic patients. Similarly, average platelet count improved from 63,500/mm3 to 103,300/mm3 at the time of response in a subgroup of patients who were thrombocytopenia at baseline. INDICATIONS AND USAGE FLUDARA FOR INJECTION is indicated for the treatment of adult patients with B cell chronic lymphocytic leukemia (CLL) who have hot responded to or whose disease has progressed during treatment with at least one standard alkylating-agent containing regimen. The safety and effectiveness of FLUDARA FOR INJECTION in previously untreated on non-refractory patients with CLL have not been established. CONTRAINDICATIONS. FLUDARA FOR INJECTION is contraindicated in those patients who are hypersensitive to this drug or its components.

DOCUMENT 1E

Title: Canada Approves Fludara (Fludarabine) As Treatment For Non-Hodgkin’s Lymphoma
Doctor’s Guide

November 28, 2001

TORONTO, ON — November 28, 2001 — Canada is the first country to approve Fludara® (fludarabine phosphate) for the treatment of non-Hodgkin’s lymphoma (NHL), one of the fastest growing cancers world-wide.

NHL affects about 15,000 Canadians and accounts for approximately 2,500 deaths annually. It strikes between the ages of 30 and 70 (the median age at diagnosis is 60 to 65).

Non-Hodgkin’s lymphoma occurs when malignant or cancerous immune cells (lymphocytes) multiply uncontrollably, impairing normal cell function and the body’s ability to fight infection. Well-known people who have lost their lives to NHL include Jackie Kennedy Onassis and King Hussein of Jordan.

Fludara, is already a treatment mainstay for chronic lymphocytic leukemia (CLL), the most common form of leukemia in the western world.

For decades, standard treatment for NHL has been chemotherapy and/or radiation. With these treatments, patients often endure side-effects like hair loss, nausea and vomiting, and fatigue.

“With Fludara, NHL patients have a more effective treatment option with fewer side-effects,” said Dr. Peter Anglin, a medical oncologist at Credit Valley Hospital in Mississauga, Ontario. “Each administration lasts about 30 minutes and hospitalization is not required,” added Dr. Anglin.

In a pivotal 19-centre Canadian study that compared Fludara with a standard three-drug cocktail called CVP (cyclophosphamide, vincristine, prednisone), results showed that Fludara treated patients were put into remission longer, were free from additional treatment longer than CVP treated patients, had a lower incidence of hair loss and experienced much less nausea and vomiting.

Bruce Tucker, a patient who took Fludara to battle non-Hodgkin’s lymphoma said, “Chemo left me tired all the time. However, while on Fludara I experienced no nausea, vomiting, or hair loss. In fact, I didn’t miss work and felt in control of my life again.”

According to Dr. Anglin, Fludara increases the progression-free survival allowing patients to be free from tumour growth for a longer period of time.

“Any treatment that benefits NHL patients is a win-win situation, especially since NHL is among the world’s fastest growing cancers,” said Deborah Sterritt, president, Lymphoma Foundation Canada.

“When you consider that every three and a half hours a Canadian life is lost to NHL, the more treatment options a patient has, the better, “ added Ms Sterritt.

Fludara has a favourable safety profile. Although some patients may experience nausea or vomiting, it is often mild and transient. Hair-loss, as a result of Fludara therapy, is rare.

Fludara was developed by Berlex in cooperation with the U.S. National Cancer Institute. In Canada, Fludara is on the throes of celebrating its 10th anniversary and has been used in over 5,000 Canadian patients. It is indicated for patients with chronic lymphocytic leukemia who have failed first-line therapy.

SOURCE: BERLEX CANADA INC.

DOCUMENT 1F

DOCUMENT 1F HIGHLIGHTS OF PRESCRIBING INFORMATION These highlights do not include all the information needed to use Clolar safely and effectively. See full prescribing information for Clolar. Clolar (clofarabine) Injection for intravenous use Initial U.S. Approval: 2004 INDICATIONS AND USAGE • Clolar * (clofarabine) injection is a purine nucleoside metabolic inhibitor indicated for the treatment of pediatric patients 1 to 21 years old with relapsed or refractory acute lymphoblastic leukemia after at least two prior regimens. Randomized trials demonstrating increased survival or other dinical benefit have not been conducted. (1) DOSAGE AND ADMINISTRATION Administer the recommended pediatric dose of 52 mg/m2 as an intravenous infusion over 2 hours daily for 5 consecutive days of a 28 day cycle. Repeat cycles every 2-6 weeks.(2.1) • Provide supportive care such as intravenous infusion Fluids, allopurinol, and alkalinization of urine throughout the 5 days of Clolar administration to reduce the effects of tumor lysis and other adverse events. Discontinue Clolar if hypotension develops during the 5 days of administration. (2.1) • Monitor hepatic, renal, and cardiac function. (2.1) • Avoid use of certain medications. (2.2) • Use dose modification for toxicity. (2.3) • Filter Clolar through a sterile 0.2 micron syringe filter and then dilute with 5% Dextrose Injection, USP, or 0.9% Sodium Chloride Injection, USP, prior to intravenous infusion to a final concentration between 0.15 mg/mL and 0.4 mg/mL (2.4) • To prevent drug incompatibilities, no other medications should be administered through the same intravenous line. (2.5) DOSAGE FORMS AND STRENGTHS • 20 mg/20 mL single use vial. (3) CONTRAINDICATIONS • None. (4) WARNINGS AND PRECAUTIONS Hematologic Toxicity • Monitor complete blood counts and platelet counts during Clolar therapy.(5.1) Infections • Clolar use is likely to increase the risk of infection, including severe sepsis, as a result of bone marrow suppression. Monitor patients for signs and symptoms of infection and treat promptly. (5.2) Hyperuricemia (Tumor Lysis) • Take precautions to prevent and monitor patients for signs and symptoms of tumor lysis syndrome, as well as signs and symptoms of cytokine relese.(5.3) Systemic Inflammatory Response Syndrome (SIRS) or Capillary Leak syndrome • Discontinue Clolar immediately in the event of signs or symptoms of SIRS or Capillary Leak Syndrome • SIRS and Capillary Leak Syndrome may occur. Evaluate and monitor patients undergoing treatment for signs and symptoms of cytokine release. Consider use of steroids. (5.4) Hepatic Enzymes • Monitor and discontinue treatment if necessary. (5.5) Hepatic/renal impairment • Use with caution in patients with hepatic or renal impairment. Monitor hepatic and renal function. (5.6) Use in pregnancy • Fetal harm can occur when administered to a pregnant woman. Women should be advised to avoid becoming pregnant when reveiving Clolar. (5.7, 8.1) ADVERSE REACTIONS Most common adverse reactions (> 10%): nausea, vomiting, diarrhea, febrile neutropenia, headache, rash, pruritus, pyrexia, fatigue, - palmar plantar erythrodysesthesia syndrome, anxiety, flushing, and mucosal inflammation (6). To report suspected adverse reactions, contact Genzyrne Corporation at 1-800-RX-CLOLAR or FDA at 1-800-FDA-1088 of www.fda.gov/medwatch. USE IN SPECIFIC POPULATIONS • Safety and effectiveness have not been established in adults. (8.6) See 17 for PATIENT COUNSELING INFORMATION Revised: [10/2008]

DOCUMENT 1G

DOCUMENT 1G Anti-thymocyte Globulin (Rabbit) Sterile Lyophilized Powder For Intravenous Use Only Rx only WARNING Thymoglobulin* should only be used by physicians experienced in immunosuppressive therapy for the management of renal transplant patients. DESCRIPTION Thymoglobulin* [Anti-thymocyte Globulin (Rabbit)] is a purified, pasteurized, gamma immune globulin, obtained by immunization of rabbits with human thymocytes. This immunosuppressive product contains cytotoxic antibodies directed against antigens expressed on human T-lymphocytes. Thymoglobulin is a sterile, freeze-dried product for intravenous administration after reconstitution with Sterile Water for Injection, USP (SWFI). Each 10 mL vial contains 25 mg anti-thymocyte globulin (rabbit) as well as 50 mg glycine, 50 mg mannitol, and 10 mg sodium chloride. After reconstitution with 5 mL SWFI, each vial of reconstituted product contains approximately 5 mg/mL of Thymoglobulin, of which >90% is rabbit gamma immune globulin (lgG). The reconstituted solution has a pH of 6.5-7.2. Human red blood cells are used in the manufacturing process to deplete cross-reactive antibodies to non-T-cell antigens. The manufacturing process is validated to remove or inactivate potential exogenous viruses. All human red blood cells are from US registered or FDA licensed blood banks. A viral inactivation step (pasteurization, i.e., heat treatment of active ingredient at 60˚C/10 hr) is performed for each lot. Each Thymoglobulin lot is released following potency testing (lymphocytotoxicity and E-rosette inhibition assays), and cross-reactive antibody testing (hemagglutination, platelet agglutination, anti-human serum protein antibody, antiglomerular basement membrane antibody, and fibroblast toxicity assays on every fifth lot). PHARMACOLOGY Mechanism of Action The mechanism of action by which polyclonal antilymphocyte preparations suppress immune responses is not fully understood. Possible mechanisms by which Thymoglobulin may induce immunosuppression in vivo include: T-cell clearance from the circulation and modulation of T-cell activation, homing, and cytotoxic activities. Thymoglobulin includes antibodies against T-cell markers such as CD2, CD3, CD4, CD8, CD11a, CD18, CD25, CD44, CD45, HLA-DR, HLA Class I heavy chains, and B2 micro-globulin. In vitro, Thymoglobulin (concentrations >0.1 mg/mL) mediates T-cell suppressive effects via inhibition of proliferative responses to several mitogens. In patients, T-cell depletion is usually observed within a day from initiating Thymoglobulin therapy. Thymoglobulin has not been shown to be effective for treating antibody (humoral) mediated rejections. Pharmacokinetics and Immunogenicity After an intravenous dose of 1.25 to 1.5 mg/kg/day (over 4 hours for 7-11 days) 4-8 hours post-infusion, Thymoglobulin levels were on average 21.5 mcg/mL (10-40 mcg/mL) with a half-life of 2-3 days after the first dose, and 87 mcg/mL (23-170 mcg/mL) after the last dose. During the Thymoglobulin* Phase 3 randomized trial, of the 108 of 163 patients evaluated, anti-rabbit antibodies developed in 68% of the Thymoglobulin-treated patients, and anti-horse antibodies developed in 78% of the Atgam**.-treated patients (p=n.s.). No controlled studies have been conducted to study the effect of anti-rabbit antibodies on repeat use of Thymoglobulin. However, monitoring the lymphocyte count to ensure that T-cell depletion is achieved upon retreatment with Thymoglobulin is recommended. Based on data collected from a limited number of patients (Clinical study Phase 3, n=12), T-cell counts are presented in the chart below. These data were collected using flow cytometry (FACSCAN, Becton-Dickinson). * Thymoglobulin is a registered trademark of Genzyme Corporation, Cambridge, MA 02142 ** Atgam is a registered trademark of Ptizer Inc, New York, Ny 10017 INDICATIONS AND USAGE Thymoglobulin is indicated for the treatment of renal transplant acute rejection in conjunction with concomitant immunosuppression. Clinical Trials US Phase 3 Study A controlled, double-blind, multicenter, reandomized clinical trial comparing Thymoglobulin and Atgam was conducted at 28 US transplant centers in renal transplant patients (n=163) with biopsy-proven Banff Grade II (moderate), Grade III (severe), or steroid-resistant Grade I (mild) acute graft rejection. This clinical trial rejected the null hypothesis that Thymoglobulin was more than 20% less effective in reversing acute rejection than Atgam. The overall weighted estimate of the treatment difference (Thymoglobulin – Atgam success rate) was 11.1% with a lower 95% confidence bound of 0.07%. Therefore, Thymoglobulin was at least as effective as Atgam in reversing acute rejection episodes. In the study, patients were randomized to receive 7 to 14 days of Thymoglobulin (1.5 mg/kg/day) or Atgam (15 mg/kg/day). For the entire study, the two treatment groups were comparable with respect to donor and recipient characteristics. During the trial, the FDA approved new maintenance immunosuppressive agents (tacrolimus and mycophenolate). Off-protocol use of these agents occurred during the second half of the study in some patients without affecting the overall conclusions (Thymoglobulin 22/43, Atgam 20/37; p=0.826). The results, however, are presented for the first and second halves of the study (Table 1). In Table 1, successful treatment is presented as those patients whose serum creatinine levels (14 days from the diagnosis of rejection) returned to baseline and whose graft was functioning on day 30 after the end of therapy. Table 1. Response to Study Treatment by Rejection Severity and Study Half Success/n Total First Half Second Half Thymoglobulin Atgam Thymoglobulin Atgam Thymoglobulin Atgam Risk Factor: Baseline Rejection Severity: Mild 9/10 (90.0%) 5/8 (62.5%) 5/5 (100%) 1/3 (33.3%) 4/5 (80.0%) 4/5 (80.0%) Moderate 44/58 (75.5%) 41/58 (70.7%) 22/26 (84.6%) 22/32 (68.8%) 22/32 (68.8%) 19/26 (73.1%) Severe 11/14(71.5%) 8/14 (57.1%) 5/8 (75.0%) 3/8 (37.5%) 5/6(83.3%) 5/6(83.3%) Overall 64/82 (78.0%) 54/80(67.5%) 33/39(84.5%) 26/43(60.5%) 31/43(72.1%) 28/37(75.7%) Weighted estimate of difference 11.1%* 19.3% —3.2% (Thymoglobulin – Atgam) Lower one-sided 95% 0.07% 4.6% —19.7% Confidence bound p Value* 0.061* 0.008* 0.625* a. across rejection severity and study half b.under null hypothesis of equivalence(Cochran-Mantel-Haenszel test) c. one-sided stratified on rejection severity and study half d. one-sided stratified on rejection severity There were no significant differences between the two treatments with respect to (i) day 30 serum creatinine levels relative to baseline, (ii) improvement rate in post-treatment histology, (iii) one-year post-rejection Kaplan-Meier patient survival (Thymoglobulin 93%, n=82 and Atgam 96%, n=80), (iv) day 30 and (v) one-year post-rejection graft survival (Thymoglobulin 83%, n=82; Atgam 75%, n=80). Malignancy Use of immunosuppressive agents, including Thymoglobulin, may increase the incidence of malignancies, including lymphoma or post-transplant lymphoproliferative disease (PTLD) (See ADVERSE REACTIONS: Post-Marketing Experience).

DOCUMENT 1H

DOCUMENT 1H Translation of Thymoglobuline PI Submitted to PMDA: May 14, 2008 Standard Commodity Classification No. of Japan 876399 -IMMUNOSUPPRESSANT- THYMOGLOBULINE® injection 25 mg <Anti-human thymocyte immunoglobulin, rabbit> Bilogical product, Powerful drug, Designated drug, Prescription drug: caution- use only pursuant to the prescription of a physician, etc. Storage Approval No. Store at 2 — 8°C. Avoid freezing and protect from light. Date of listing in the NHT reimbursement priceDate of initial marketing in Japan Expiration date The expiration date is indicated on the package and label. This drug is manufactured using human erythrocytes (blood taken in USA) in its production process. Since nucleic acid amplification test for type B hepatitis virus is not performed and the risk for type B hepatitis virus is not completely excluded, this drug should be administered after sufficient investigation of the necessity of this drug in the treatment for the disease. WARNING Thymoglobuline should only be used by physicians well-experienced in immunosuppressive therapy for the treatment of aplastic anemia and/or stem cell transplant, under close medical supervision with sufficient emergency care in a hospital setting. And the use of Thymo must be stricted to patients that are indicated for Thymo treatment. Prior to the administration, it is necessary that the patient and/or his/her family member are informed about the treatment benefit and potential risk and that he/she agrees with the agreement. CONTRAINDICATIONS (THYMOGLOBULINE® is contraindicated in the following patients) (1) Patients who showed hypersensitivity symptoms such as shock following test administration of a small dose of this product [See in <Precaution> in “DOSAGE AND ADMINISTRATION” section.] (2) Patients with severe infectious complications (pneumonia, sepsis, etc.) [Infections may be aggravated, possibly leading to death.] (3) Pregnant women [See “6. Use during Pregnancy, Delivery or Lactation: section.] (4) Patients receiving treatment with attenuated live vaccines [See (1) in “3. Drug Interactions” section.] RELATIVE CONTRAINDICATIONS (As a general rule, THYOGLOBULINE® is contraindicated in the following patients. If the use of THYMOGLOBULINE® is considered essential, it should be administered with care.) (1) Patients with a history of treatment with this product or other rabbit serum derivatives [Shock may occur.] (2) Patients with viral infections (3) Patients with bacterial infections (4) Patients with fungal infections [(2) — (4): Symptoms may be aggravated due to the immunosuppressive action of this product.] DESCRIPTION Ingredient Content per vial Active ingredient Anti-human thymocyte immunoglobulin, rabbit 25 mg Rabbit blood-derived Glycine 50 mg - D-Mannitol 50 mg - Polysorbate 80 2.5 mg - Inactive ingredient Sodium chloride 10 mg - Sodium hydroxide q.s. - Hydrochloric acid q.s. - Description White to milk-white lyophilized product. When this product is dissolved with the attached JP water for injection, it will make a colorless to yellowish clear or slightly turbid liquid. pH (No)(te)(1)) 6.6 – 7.4 Osmotic pressure ratio (No)(te)(1)) ca. 0.9 (ratio to physiological saline) Note 1) when dissolved with 5 mL. of JP water for injection Human thymus cells and red blood are used in manufacturing process of this drug. This product is attached with 5 mL. of water for injection (JP) as a solvent. INDICATIONS Moderate or serverer aplastic anemia Pre-treatment for hematopoetic stem cell transplantation Acute graft-versus-host disease after hematopoietic stem cell transplantation

DOCUMENT 2A

PART I

Item 1.       Business

Overview

Biogen Idec is a global biotechnology company that creates new standards of care in therapeutic areas with high unmet medical needs. Our business strategy is focused on discovering and developing first-in-class or best-in-class products that we can deliver to specialty markets globally. Patients worldwide benefit from Biogen Idec’s significant products that address medical needs in the areas of neurology, oncology and immunology.

Marketed Products

We have four therapeutic products on the market, which are summarized in the table below.

		Revenues to Biogen Idec (in millions)
Product	Summary of Approved Indications	2009	2008	2007

AVONEX (interferon beta-1a)	Multiple sclerosis	$2,322.9	$2,202.6	$1,867.8

RITUXAN (rituximab)	Non-Hodgkin’s lymphoma Rheumatoid arthritis	$1,094.9	$1,128.2	$926.1

TYSABRI (natalizumab)	Multiple sclerosis Crohn’s disease	$776.0	$588.6	$229.9

FUMADERM (dimethylfumarate and monoethylfumarate salts)	Psoriasis	$49.6	$43.4	$21.5

Additional financial information about our product revenues, other revenues and geographic areas in which we operate is set forth in our Consolidated Financial Statements and in Note 20, Segment Information to our Consolidated Financial Statements.

BIOGEN IDEC INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Outside the U.S. and Canada

We have granted Genentech exclusive rights to develop, commercialize and market RITUXAN outside the U.S. and Canada. Under the terms of separate sublicense agreements between Genentech and Roche, development and commercialization of RITUXAN outside the U.S. and Canada is the responsibility of Roche and its sublicensees. We do not have any direct contractual arrangements with Roche or it sublicensees.

Revenues from unconsolidated joint business consists of (1) our share of pretax co-promotion profits in the U.S. (2) reimbursement of our selling and development expenses in the U.S.; and (3) revenue on sales of RITUXAN in the rest of world, which consist of our share of pretax co-promotion profits in Canada and royalty revenue on sales of RITUXAN outside the U.S. and Canada by Roche, and its sublicensees. Pre-tax co-promotion profits are calculated and paid to us by Genentech in the U.S. and by Roche in Canada. Pre-tax co-promotion profits consist of U.S. and Canadian sales of RITUXAN to third-party customers net of discounts and allowances less the cost to manufacture RITUXAN, third-party royalty expenses, distribution, selling, and marketing expenses, and joint development expenses incurred by Genentech, Roche and us. We record our royalty and co-promotion profits revenue on sales of RITUXAN in the rest of world on a cash basis.

Revenues from unconsolidated joint business consist of the following:

	For the Years Ended December 31,
(In millions)	2009	2008	2007

Biogen Idec’s share of co-promotion profits in the U.S.	$773.6	$733.5	$616.8
Reimbursement of selling and development expenses in the U.S.	65.6	59.7	58.5
Revenue on sales of RITUXAN in the rest of world	255.7	335.0	250.8
Total unconsolidated joint business revenues	$1,094.9	$1,128.2	$926.1

Under the collaboration agreement, our current pretax co-promotion profit-sharing formula, which resets annually, provides for a 30% share of co-promotion profits on the first $50.0 million of co-promotion operating profit with our share increasing to 40% if co-promotion operating profits exceed $50.0 million. In 2009, 2008, and 2007, the 40% threshold was met during the first quarter.

Our agreement with Genentech provides that the successful development and commercialization of the first New Anti-CD20 Product will decrease our percentage of co-promotion profits of the collaboration. Specifically, for each calendar year or portion thereof following the approval date of the first New Anti-CD20 Product, the pretax co-promotion profit-sharing formula for RITUXAN and New Anti-CD20 Products sold by us and Genentech will change as follows:

	First New Anti-CD20 Product	Biogen Idec’s Share
Co-promotion Operating Profits	U.S. Gross Product Sales	of Co-promotion Profits

First $50 million(1)	Not Applicable	30%
Greater than $50 million	Until such sales exceed $150 million in any calendar year(2)	38%
	Or
	After such sales exceed $150 million in any calendar year until such sales exceed $350 million in any calendar year(3)	35%
	Or
	After such sales exceed $350 million in any calendar year(4)	30%

Item 6.                                Selected Consolidated Financial Data

The following financial data should be read in conjunction with our consolidated financial statements and related notes beginning on page F-1 of this report.

BIOGEN IDEC INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Years Ended December 31,
	2009	2008	2007	2006	2005
(In millions, except per share amounts)	(7), (8), (9)	(6)	(4),(5)	(2),(3)	(1)

Results of Operations
Product revenues	$3,152.9	$2,839.7	$2,136.8	$1,781.3	$1,617.0
Revenues from unconsolidated joint business	1,094.9	1,128.2	926.1	810.9	708.9
Other revenues	129.5	129.6	108.7	90.8	96.6
Total revenues	4,377.3	4,097.5	3,171.6	2,683.0	2,422.5
Total costs and expenses	(3,081.9)	(2,883.9)	(2,391.8)	(2,243.0)	(2,186.5)
Other income (expense), net	37.3	(57.7)	72.4	58.9	20.2
Income (loss) before income tax expense and cumulative effect of accounting change	1,332.7	1,155.9	852.2	498.9	256.2
Income tax expense	(355.6)	(365.8)	(272.4)	(278.4)	(95.5)
Cumulative effect of accounting change, net of income tax	—	—	—	3.8	—
Net income	977.1	790.1	579.8	224.3	160.7
Net income (loss) attributable to noncontrolling interest, net of tax	6.9	6.9	(58.4)	6.8	—
Net income attributable to Biogen Idec Inc.	$970.1	$783.2	$638.2	$217.5	$160.7
Diluted earnings per share
Income before cumulative effect of accounting change	$3.35	$2.65	$1.99	$0.62	$0.47
Cumulative effect of accounting change, net of income tax	—	—	—	0.01	—
Diluted earnings per share	$3.35	$2.65	$1.99	$0.63	$0.47
Shares used in calculating diluted earnings per share	289.5	295.0	320.2	345.3	346.2
Financial Condition
Cash, cash equivalents and marketable securities	$2,457.8	$2,262.8	$2,115.8	$2,314.9	$2,055.1
Total assets	$8,551.9	$8,479.0	$8,628.8	$8,552.8	$8,381.7
Notes payable and line of credit, less current portion	$1,080.2	$1,085.4	$51.8	$96.7	$43.4
Total Biogen Idec Inc. shareholders’ equity	$6,221.5	$5,806.1	$5,534.3	$7,149.8	$6,905.9

(1)          Included in costs and expenses in 2005 is a charge of $118.1 million related to facility impairment charges.

(2)          Included in total costs and expenses in 2006 is a charge of $207.4 million for in-process research and development from the acquisition of Fumapharm AG, a net gain of $6.1 million on the settlement of license agreements associated with Fumapharm AG and Fumedica GmbH and a charge of $123.1 million for in process research and development related to the acquisition of Conforma Therapeutics, Inc.

DOCUMENT 2B

Figure 5: Roche top 10 marketed drugs- PharmaValues NPV Ready Reckoner End User Sales $m Drug Indication Region Dev Lic Prob Launch Date Generic Entry 2009a 2010e 2011e 2012e 2013e 2014e 2015e Peak Sales $m Post Tax Margin $m NPV/shr (CHF) NPV % Total Avastin Cancer - Colorectal US M 100% 2004 1,156 1,140 1,150 1,120 1,080 1,040 1,000 1,156 50% 4,564 5.63 2% bevacizum ab ROW M 100% 2004 1,445 1,840 1,820 1,800 1,700 1,700 1,650 1,840 45% 6,766 8.34 4% Cancer - Lung US M 100% 2005 1,074 1,170 1,170 1,170 1,170 1,170 1,170 1,170 50% 5,842 7.20 3% ROW M 100% 2007 150 145 145 145 145 145 145 150 45% 637 0.79 0% Cancer-Breast US M 100% 2008 705 825 830 830 850 830 830 850 50% 3,665 4.52 2% ROW M 100% 2007 565 750 890 1,020 1,140 1,120 1,100 1140 45% 3,947 4.87 2% Cancer-Brain/Renal/other US M 100% 2008 52 210 325 390 450 460 470 600 60% 2,588 3.19 1% ROW M 100% 2008 140 210 320 380 390 400 410 500 45% 1,624 2.00 1% Cancer-Ovarian US P3 70% 2012 50 255 410 470 525 585 600 60% 1,824 2.25 1% ROW P3 70% 2012 30 250 460 630 800 1,300 60% 3,128 3.86 2% Cancer- various JAP M R 100% 2007 371 415 437 500 550 600 650 850 15% 1,686 2.08 1% Cancer-Gastric WW P3 0% 2012 500 60% 0.00 0% Cancer-Prostate WW P3 0% 2012 700 60% 0.00 0% Herceptin Cancer-breast/gastric US M 100% 1998 1,437 1,500 1,555 1,565 1,575 1,580 1,580 1580 60% 9,241 11.40 5% trastuzm ab ROW M 100% 1999 3,078 3,200 3,400 3,650 3,820 3,980 4,140 4000 55% 19,189 23.67 10% JAP M R 100% 2001 316 266 262 279 290 290 290 317 15% 727 0.90 0% Rituxan rituxim ab Cancer- NHL/CLL US M CP 100% 1997 2,631 2,658 2,668 2,679 2,679 2,679 2,679 2530 35% 8.871 10.94 5% ROW M 100% 2000 1,904 2,122 2,214 2,370 2,346 2,346 2,346 2942 55% 10,763 13.27 6% JAP M R 100% 2001 224 213 189 190 190 190 190 201 15% 406 0.50 0% Lucentis Macular Degeneration(AMD) US M 100% 2006 1,099 1,264 1,138 1,024 973 973 973 1264 60% 5.268 6.50 3% ranibizum ab exUS M R 100% 2006 1,232 1,767 2,109 2,152 1,936 1,743 1,569 2152 10% 1.445 1.78 1% Diabetic Macular Edema (DME US P3 80% 2011 250 375 488 585 702 1,200 50% 3,010 3.71 2% exUS P3 R 60% 2011 100 300 800 1,050 1,100 1200 10% 448 0.55 0% Actmra tocilizum ab Rheumatoid Arthritis US M 100% 2010 150 320 480 620 750 830 1,000 35% 2.791 3.44 1% ROW M in 100% 2009 44 120 170 250 300 350 400 600 35% 1.606 1.98 1% JAP M 100% 2005 90 160 388 481 600 700 800 1000 0% 943 1.16 0% Xolair Asthma US M 100% 2003 596 684 738 798 837 879 923 1.000 40% 3.492 4.31 2% omalizum ab exUS M R 100% 2003 338 477 570 667 767 882 1,014 1.100 15% 1.193 1.47 1% Cancer-Lung/Pancreatic US M 100% 2004 11/2018 478 502 527 527 527 527 527 580 40% 1.470 1.81 1% Tarcera Cancer-NSCLC/Pancreatic ROW M 100% 2005 11/2018 657 765 852 954 964 964 964 1.090 40% 2.637 3.25 1% JAP M R 100% 2007 05/2016 62 85 117 154 170 170 170 170 15% 227 0.28 0% Xeloda capecitabine Cancer-Breast/Colorectal US M 100% 1998 06/2014 434 477 525 551 579 289 58 610 60% 1.344 1.66 1% JAP M 100% 2003 11/2014 70 117 146 192 210 99 59 109 0% 191 0.24 0% ROW M 100% 1999 06/2013 651 726 758 811 616 493 444 830 60% 2.755 3.40 1% Pagasys peginterferon alpha Hepatitis C US M 100% 2001 06/2017 371 389 409 409 409 409 409 435 35% 1.210 1.49 1% ROW M 100% 2002 06/2017 1,029 1,168 1,219 1,243 1,194 1,194 1,194 1330 30% 2.682 3.31 1% JAP M 100% 2003 118 160 126 115 120 120 120 150 0% 143 0.18 0% Rituon RA rituxim ab Rheumatoid Arthritis US M CP 100% 2006 410 500 600 600 600 500 500 600 35% 1.615 1.99 1% exUS M 100% 2006 416 500 600 600 600 500 500 700 45% 1.969 2.43 1% Top 10 marketed 23,342 26,755 29,322 31,431 32,615 32,862 33,201 121.907 150 64% BRANDED PHARMA TOTAL 35776 36915 37537 38978 39226 39962 40634 161.897 233 95% Source : Company data, Credit Suisse estimates Figure 5: Roche top 10 marketed drugs- PharmaValues NPV Ready Reckoner Drug Indication Region Dev Lic Prob Launch Date Generic Entry 2009a 2010e 2011e 2012e 2013e 2014e 2015e Peak sales $m Post Tax Margin $m NPV/shr (CHF) NPV % Total Herceptin DM1 Cancer - Breast WW P3 60% 2013 180 350 750 1,500 60% 2,737 3.38 1% pertuzumab Cancer - Breast US P3 40% 2012 100 200 300 350 500 60% 737 0.91 0% exUS P3 40% 2012 50 120 200 300 500 55% 614 0.76 0% JAP P1 R 25% 2016 200 15% 32 0.04 0% RG720 (braf) Cancer - Melanoma WW P3 In 50% 2012 25 150 300 400 1500 50% 1,332 1.64 1% ocrelizumab (MS) Multiple Sclerosia WW P3 CP 40% 2012 50 100 300 500 1,500 40% 1,035 1.28 1% JAP P3 R 50% 2014 10 30 100 15% 41 0.05 0% dalcatrapib Dyslipid emia US P3 In 40% 2013 150 300 450 2000 30% 339 0.42 0% exUS P3 In 40% 2013 100 180 250 2,000 30% 464 0.57 0% taspoglutide Diabetes UD P3 In 50% 2012 50 100 220 300 1,000 25% 293 0.36 0% aleglitaar Diabetes - cardio protection exUS P3 In 50% 2013 50 80 100 500 25% 138 0.17 0% RG7159 afutuzumab Cancer - CLL, NHL WW P3 40% 2015 100 2,000 35% 515 0.64 0% RG3616 GDC - 0449/RG3616 Cancer WW P3 In 30% 2013 20 100 200 1,000 25% 302 0.37 0% RG3487 Alzheimer’s WW P2 20% 2012 25 75 100 125 2000 40% 446 0.55 0% RG3638 MetMAb Cancer - Lung WW P2 20% 2014 150 2000 45% 399 0.49 0% lebrikizumab RG3637 Asthma WW P2 15% 2014 100 250 1,500 40% 398 0.49 0% RG667 palsovarotene emphysema WW P2 15% 2015 100 2,000 30% 261 0.32 0% ABT-263 ABT-263/RG7433 Cancer - Lymphoma WW P2 CD 15% 2015 100 2,000 30% 198 0.24 0% RG4930 Asthma WW P2 15% 2013 50 150 250 1,500 25% 190 0.23 0% RG3484 Cancer - Cervical WW P2 In 15% 2017 2,000 30% 187 0.23 0% R677 CCPD WW P2 20% 2016 1,000 30% 185 0.23 0% RG7128 Hepatitis C WW P2 In 20% 2016 1,000 35% 160 0.20 0% RG1678 Schizophrenia WW P2 10% 2015 50 1,000 35% 122 0.15 0% APOMAB/RG7425 Cancer - Sarcoma WW P2 30% 2014 150 300 500 0% 114 0.14 0% RG7090 depression WW P2 15% 2015 50 500 40% 113 0.14 0% CHU topo 1 inh gastric cancer WW P2 10% 2017 1000 35% 75 0.09 0% Late - stage pipeline WW P2 20% 2015 1000 0% 68 0.08 0% 11495 14.2 0% BRANDED PHARMA TOTAL 35776 36915 37537 38978 39226 39962 40634 161,092 233 0.9% Source : Company data, Credit Suisse estimates Roche (ROG.VX)

DOCUMENT 2C

Item 6.    Selected Financial Data

The following financial data of Genzyme Corporation and Subsidiaries should be read in conjunction with our audited, consolidated financial statements and related notes contained in Part II, Item 8., “Financial Statements and Supplementary Data,” to this Form 10-K. These selected financial data may not be indicative of our future financial performance or condition due to the risks and uncertainties associated with operating our business, including those described under the caption “Risk Factors” in Part II, Item 7., “Management’s Discussion and Analysis of Genzyme Corporation and Subsidiaries’ Financial Condition,” to this Form 10-K (amounts in thousands except per share data):

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

	For the Years Ended December 31,
	2009	2008	2007	2006	2005
Revenues:
Net product sales	$4,076,665	$4,196,907	$3,457,778	$2,887,409	$2,453,303
Net service sales	418,518	366,091	326,326	282,118	261,379
Research and development revenue	20,342	42,041	29,415	17,486	20,160
Total revenues	4,515,525	4,605,039	3,813,519	3,187,013	2,734,842
Operating costs and expenses:
Cost of products sold(1),(2)	1,136,937	913,267	715,504	536,388	462,177
Cost of services sold(1)	249,139	235,295	211,826	199,283	170,475
Selling, general and administrative(1),(3)	1,428,596	1,338,190	1,187,184	1,010,400	787,839
Research and development(1),(4)	865,257	1,308,330	737,685	649,951	502,657
Amortization of intangibles	266,305	226,442	201,105	209,355	181,632
Contingent consideration expense(5)	65,584	—	—	—	—
Charges for impaired intangible assets and goodwill(6)	—	2,036	—	219,245	—
Purchase of in-process research and development(7)	—	—	106,350	552,900	29,200
Total operating costs and expenses	4,011,818	4,023,560	3,159,654	3,377,522	2,133,980
Operating income (loss)	503,707	581,479	653,865	(190,509)	600,862
Other income (expenses):
Equity in income of equity method investments	—	201	7,398	15,705	151
Gain (loss) on investments in equity securities, net(8)	(56)	(3,340)	13,067	73,230	5,698
Gain on acquisition of business(9)	24,159	—	—	—	—
Other	(1,719)	356	3,295	8,373	10,417
Investment income	17,642	51,260	70,196	56,001	31,429
Interest expense	—	(4,418)	(12,147)	(15,478)	(19,638)
Total other income	40,026	44,059	81,809	137,831	28,057
Income (loss) before income taxes(1)	543,733	625,538	735,674	(52,678)	628,919
(Provision for) benefit from income taxes(1),(6)	(121,433)	(204,457)	(255,481)	35,881	(187,430)
Net income (loss)(1)	$422,300	$421,081	$480,193	$(16,797)	$441,489
Net income (loss) per share:
Basic(1)	$1.57	$1.57	$1.82	$(0.06)	$1.73
Diluted(1)	$1.54	$1.50	$1.74	$(0.06)	$1.65

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 WWW.ROPESGRAY.COM

April 23, 2010	Andrew J. Sung 617-951-7961 617-235-7351 fax andrew.sung@ropesgray.com

FOIA Confidential Treatment Request Confidential Treatment Requested under 17 C.F.R. § 200.83; GENZ-04-10

VIA HAND DELIVERY

CONFIDENTIAL

Mellissa Campbell Duru

Special Counsel

Office of Mergers and Acquisitions

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-3628

Re:	Genzyme Corporation Amendment No. 3 to Preliminary Proxy Statement on Schedule 14A Filed April 16, 2010 File No. 0-14680

Dear Ms. Duru,

On behalf of Genzyme Corporation, a Massachusetts corporation (the “Company” or “Genzyme”), this letter and the enclosed materials are being supplementally furnished to the staff of the Office of Mergers and Acquisitions (the “Staff”) of the Securities and Exchange Commission (the “Commission”) in response to the Staff’s comment letter, dated April 20, 2010 (the “Comment Letter”), regarding the Company’s above-referenced amendment no. 3 to its preliminary proxy statement on Schedule 14A, filed on April 16, 2010.

Company Response to Comment No. 1

Genzyme Products’ Off-Label Sales

As shown in the documents referred to below in the Company response to Comment No.2, Genzyme’s Campath is used off-label for non-Hodgkin’s lymphoma and solid organ transplant, Leukine is used off-label for non-Hodgkin’s lymphoma, Fludara is used off-label in

CONFIDENTIAL TREATMENT REQUESTED BY GENZYME CORPORATION GENZ-04-10

the U.S. for non-Hodgkin’s lymphoma, and Thymoglobulin is used off-label in the U.S. for graft vs. host disease and aplastic anemia.

Company Response to Comment No. 2

Genzyme Products

As shown in the enclosed “2009 Genzyme Revenue Summary” (Document A), Genzyme’s estimated total 2009 sales of products competing with Rituxan were approximately $323.6 million, which far exceeds the 2% threshold of $90.3 million for Clayton Act purposes.  For each product, the Company used the best and most recent internal and external market share information available to the Company in order to estimate the revenues for each of the competitive indications.

Campath revenues for the competing indications were calculated by applying market share by indication figures to Genzyme’s Campath revenues.  For the U.S., the enclosed “Claims Summary of Average Dosing for Campath” report (Document B), produced by the market research firm Wolters Kluwer, sets forth market share by indication figures that were applied to Genzyme’s $30.2 million in U.S. Campath revenues in 2009.  For ex-U.S., the enclosed slide titled “Patient Types Treated with Alemtuzumab” (Document C), created by the market research firm PeopleMetrics, provided market share by indication for the EU that was extrapolated and applied to Genzyme’s $25.0 million ex-U.S. Campath revenues in 2009 (Note — Campath is the U.S. trade name for alemtuzumab).

Leukine revenues for non-Hodgkin’s lymphoma were calculated using market share by indication figures from the enclosed slide titled “Within-Product Market Share of Grams Sold by Patient Situation (%)” (Document D), created by the market research firm Clarity Pharma Research, that were applied to Genzyme’s $42.2 million in worldwide Leukine revenues in 2009 (note — Leukine is only sold in the U.S.).

Clolar revenues for acute lymphoblastic leukemia were calculated using U.S. market share by indication figures from the enclosed slide titled “U.S. Historical Qtrly Revenue Trends” (Document E), produced by Genzyme internal market research, that were extrapolated and applied to Genzyme’s $81.3 million in worldwide Clolar revenues in 2009 (Note — pediatric revenue aligns with acute lymphoblastic leukemia, while adult revenue aligns with acute myeloid leukemia).

Fludara revenues for the competing indications were calculated by applying market share by indication figures to Genzyme’s Fludara revenues.  For the U.S., the enclosed “Tandem Cancer Audit Program” report (Document F), produced by the market research firm Synovate, provided market share by indication figures that were applied to Genzyme’s $1.6 million in U.S.

2

Fludara revenues in 2009.  For ex-U.S., the enclosed slide titled “60% of fludarabine usage in the 5EU is in CLL, with 27% of usage in NHL” (Document G), based on data provided by the market research firm IMS Health, provided market share by indication for the top five EU countries that was extrapolated and applied to Genzyme’s $48.8 million in ex-U.S. Fludara revenues in 2009.

Thymoglobulin revenues for the competing indications were calculated by applying market share by indication figures to Genzyme’s Thymoglobulin revenues.  For the U.S., the enclosed slide titled “Thymoglobulin Revenue Splits and Opportunities” (Document H), based on Genzyme internal market analysis of 2010 Periodic Safety Update Reports and United Network for Organ Sharing data, provided market share by indication figures that were applied to Genzyme’s $118.97 million in U.S. Thymoglobulin revenues in 2009.  For ex-U.S., the enclosed excerpt from the “G5 Summary Transplant Market Mapping Project” presentation (Document I), based on a model created by Genzyme internal market research with assistance from an outside consultant, provided market share by indication figures that were applied to Genzyme’s $95.96 million in ex-U.S. Thymoglobulin revenues in 2009.

*          *          *

Because of financially sensitive and confidential nature of the sales estimates and third party market research, the Company requests confidential treatment under 17 C.F.R. § 200.83 of the contents of this letter and the enclosed materials and has submitted a separate request for confidential treatment in accordance therewith to the Commission’s Office of Freedom and Information Privacy Act Operations.  The Company respectfully requests that the Staff return this letter and the enclosed materials once the Staff has completed its review.  We have provided a self-addressed stamped envelope for this purpose.

If you require additional information, please feel free to contact me at (617) 951-7961, facsimile (617) 235-7351.

Kindly acknowledge receipt of this letter by stamping the enclosed copy of this letter and returning it in the envelope provided.

Best regards,

/s/ Andrew J. Sung

Andrew J. Sung

Enclosures

3

DOCUMENT A

2009 Genzyme Revenue Summary

Product	Indication	WW Revenue to Genzyme ($MM)

Campath (Alemtuzumab)	NHL	9.63	NHL = Non-Hodgkin’s Lymphoma
	CLL	37.34	CLL = Chronic Lymphocytic Leukemia
	SOT	2.78	SOT = Solid Organ Transplant
	Subtotal	49.75	ALL = Acute Lymphoblastic Leukemia
			AA = Aplastic Anemia
			GVHD = Graft vs. Host Disease
Leukine (Sagramostim)	NHL	1.39
	Subtotal	1.39

Clolar (Clofarabine)	ALL	29.26
	Subtotal	29.26

Fludara (Fludarabine)	NHL	13.52
	CLL	30.07
	Subtotal	43.59

Thymoglobulin(e)	AA	21.63
	SOT	163.99
	GVHD	13.95
	Subtotal	199.57

	Grand Total	323.56

DOCUMENT B

Claims Summary of Average Dosing for Campath                                                                        Nov. 2009

Treatment Type	Vials / Treatment	Treatments in Sample	Vials in indication	% of total vials
TOTAL CAMPATH	18.04	291	5249	100%
Total CLL	20.44	209	4271	81.4%
Total Other Cancers outside CLL	13.84	68	941
Total Treatments outside CLL	11.93	82	978	18.6%

CLL Overall	20.44	209	4271	81.4%
CLL Monotherapy	20.55	195	4007
CLL - RitCAM	17.45	11	192
CLL - Other regimens	23.78	3	71
T-cell NHLs	18.42	32	589	11.2%
Mycoses Fungoides	15.33	26	399
Sezary	29.33	2	59
PTCL	33.00	4	132
Other Lymphomas / Leukemias	13.98	19	266
Other lymphomas	12.83	12	154
Other leukemias	17.10	7	120
Other Cancers	4.61	17	78
SOT	0.79	8	6	0.1%
BMT	0.33	3	1
Autoimmune	10.00	3	30

Treatment Type	Vials / Treatment	Treatments in Sample	Vials in indication	% of total vials
Total CLL, NHL, Hodgkin’s	20.20	243	4907	93%

Total Vials in Sample	5249

Source: Wolters Kluwer claims for 257

patients (291 treatments) on Campath in

12 months ending 07/31/09

DOCUMENT F

Tandem Cancer Audit Program

Annual Patient Treatments

12 Months Ending:	2009_11
Sampled	552
Projected	14,583

Diagnosis (Major Mentions)
CLL	60.2%
NHL	36.7%
AML	1.5%
MYELOMA	0.5%
HODGKINS	0.4%
ALL	0.3%

Synovate

Important Information

On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company’s definitive proxy statement and other proxy materials before making any voting or investment decision because the definitive proxy statement and other proxy materials contain important information. The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. Copies of the company’s definitive proxy statement and other proxy materials are available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835.